Exhibit 10.1

$60,000,000 SENIOR SECURED CREDIT FACILITIES

CREDIT AGREEMENT

AMONG

UNITED ONLINE, INC.,

AS BORROWER,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

AND

SILICON VALLEY BANK,

AS ADMINISTRATIVE AGENT

DATED AS OF AUGUST 11, 2008

i

SCHEDULES:

1.1	Commitments
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8(i)	Existing Investments

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Exemption Certificate
F	Form of Addendum
G	Form of Note

v

CREDIT AGREEMENT (this “Agreement”), dated as of August 11, 2008, among UNITED ONLINE, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and SILICON VALLEY BANK (“SVB”), as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Borrower, UNOLA CORP., a Delaware corporation (“Merger Sub”) and FTD Group, Inc. (“Target”) have entered into the Agreement and Plan of Merger dated as of April 30, 2008 (the “Merger Agreement”), pursuant to which Merger Sub shall merge with and into Target, whereupon the separate existence of Merger Sub shall cease, and Target shall be the surviving corporation;

WHEREAS, the Borrower desires to obtain financing for working capital requirements, to fund the acquisition of the Target (the “Acquisition”) and for other corporate purposes of the Loan Parties (including Investments to the extent permitted hereunder);

WHEREAS, the Lenders have agreed to extend Loans to the Borrower in aggregate principal amount of $60,000,000;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a First Priority lien on substantially all of its assets;

WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrower and to secure their respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a First Priority lien on substantially all of its assets; and

WHEREAS, the proceeds of the extensions of credit under this Agreement may be used in part to enable the Borrower to make valuable transfers to one or more of the Guarantors in connection with the operation of their respective businesses.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1  Defined Terms.  As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the Prime Rate in effect on such day.  Any change in the ABR due to a change in the Prime Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acquisition”:  as defined in the preamble hereto.

“Addendum”:  an instrument, substantially in the form of Exhibit F, by which a Lender becomes a party to this Agreement.

“Administrative Agent”:  SVB, together with its affiliates, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”:  as defined in the preamble hereto.

“Anti-Terrorism Laws”:  as defined in Section 4.23(a).

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth under the relevant column heading below:

Eurodollar Loans	ABR Loans

3.50%	2.00%

“Approved Fund”:  as defined in Section 10.6(b).

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit D.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“California UCC”:  the Uniform Commercial Code as in effect from time to time in the State of California.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued at the time of acquisition by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at the time of acquisition at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency and maturing within nine months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank for underlying securities of the types described in clauses (a) and (b) of this definition at the time of acquisition, having a term of not more than 30 days; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at the time of acquisition at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition at the time of acquisition; (g) money market mutual or similar funds that invest at least  95% of their assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, at the time of acquisition (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500,000,000 at the time of acquisition.

“Change of Control”:  (a) at any time, a “person” or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of the Capital Stock representing more than 35% of the voting power of the Capital Stock entitled to vote generally in the election of board of directors of the Borrower or (b) at any time, the board of directors of Borrower shall cease to consist of a majority of Continuing Directors.

“Classmates”: Classmates Media Corporation.

“Classmates IPO”: the initial public offering of Classmates.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is August 11, 2008.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1.  The original aggregate amount of the Commitments is $60,000,000.

“Commonly Controlled Entity”:  any trade or business, whether or not incorporated, that is under common control with Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Capital Expenditures”:  for any period, with respect to any Person, the aggregate of (a) all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Lease Obligations which is capitalized on the consolidated balance sheet of the Group Members by such Person and its Subsidiaries) during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs, improvements and building expenses during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries and (b) all capitalized software costs of such Person accrued in respect of such period in conformity with GAAP, minus the sum of the following to the extent included in calculating Consolidated Capital Expenditures during such period: (i) any Permitted Acquisition consummated during such period, (ii) capital expenditures in respect of the reinvestment of net asset sale proceeds during such period, (iii) capital expenditures in respect of the reinvestment of insurance/condemnation proceeds during such period and (iv) capital expenditures funded with the proceeds of equity issuances. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be deemed to be a Consolidated Capital Expenditure only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated Cash Interest Expense”:  for any period, Consolidated Interest Expense for such period excluding (x) interest expense not payable in cash and (y) amortization of discount and amortization of debt issuance costs.

“Consolidated EBITDA”:  for any period, (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income (including provisions to the extent necessary to permit Borrower and the Restricted Subsidiaries to discharge their consolidated, combined or other group tax liabilities), (iv) total depreciation expense, (v) total amortization expense, (vi) costs associated with the transactions contemplated by the Merger Agreement (including for the avoidance of doubt transaction costs paid by Borrower or a Restricted Subsidiary in connection with the financings by Target with respect to the Merger Agreement) and hereunder, (vii) all extraordinary, unusual or non-recurring losses, charges or expenses (minus any extraordinary, unusual or non-recurring gains (other than the proceeds of business interruption insurance)), (viii) all other non-cash items, including, without limitation, non-cash stock compensation expenses for officers, directors, employees and consultants (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), (ix)(A) any non-cash impairment charge or asset write-off or write-down, in each case relating to an intangible asset, pursuant to Financial Accounting Standards Board Statements No. 142 and No. 144, (B) the amortization of intangible assets arising pursuant to Financial Accounting Standards Board Statement No. 141, (C) the amortization or write-off deferred financing fees and (D) the amortization of other intangible assets and (x) restructuring expenses, severance costs and integration costs incurred during such period (provided however, such expenses and costs shall not exceed $4,000,000 in any trailing four quarter period), but only, in the case of clauses (ii)-(x), to the extent deducted in the calculation of Consolidated Net Income, minus (b) interest income (other then interest income relating to Swap Agreements), minus (c) an amount equal to the amount by which payments made pursuant to Section 7.6(c)(ii) exceed $10,000,000 in the current fiscal year, all of the foregoing as determined on a consolidated basis for Borrower and its Restricted Subsidiaries in conformity with GAAP.

“Consolidated Fixed Charge Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period, minus (i) the aggregate amount of Consolidated Capital Expenditures for such period (excluding Consolidated Capital Expenditures financed other than from internally generated cash), minus (ii) all cash payments in respect of income taxes of Borrower and its Restricted Subsidiaries made during such period (net of any cash refund(s) in respect of income taxes actually received during such period) therein during such period to (b) Consolidated Fixed Charges for such period. The foregoing notwithstanding, for any fiscal quarter after the Closing Date but prior to the anniversary thereof, the amounts in clause (b) above for such period shall be annualized and calculated as follows: from the Closing Date through such fiscal quarter, such amount during such period shall be divided by the number of days in such period and then multiplied by 365 days.

“Consolidated Fixed Charges”:  for any period, the sum (without duplication) of (a) Consolidated Cash Interest Expense for such period and (b) scheduled amortization payments made during such period on account of principal of Indebtedness of Borrower and the Restricted Subsidiaries (including scheduled principal payments in respect of the Loans and the principal component of all Capital Lease Obligation, but excluding any “bullet” payments or payments at final maturity to the extent the Indebtedness giving rise to such payments is being refinanced with Indebtedness permitted under this Agreement).

“Consolidated Interest Expense”:  for any period, total interest expense in such period (including that attributable to Capital Lease Obligations), of Borrower and the Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of Borrower and the Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”:  as at the last day of any period, the ratio of (a) the aggregate (without duplication) stated balance sheet amount of all Indebtedness of Borrower and the Restricted Subsidiaries (other than Indebtedness in respect of Swap Agreements), determined on a consolidated basis in accordance with GAAP, on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower and the Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which Borrower or the Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.

“Continuing Directors”:  the directors of Borrower on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Borrower is recommended by at least a majority of the then Continuing Directors in his or her election by the shareholders of Borrower.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”:  an agreement, reasonably satisfactory in form and substance to the Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges the Administrative Agent’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by the Administrative Agent as to disposition of funds in such account, without further consent by Borrower or any Subsidiary Guarantor, as applicable.

“Declined Amount”:  as defined in Section 2.6(c).

“Default”:  any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Deposit Account”: a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Designated Senior Indebtedness”:  as defined in Section 4.21.

“Disposition”:  with respect to any property (including, without limitation, Capital Stock of Borrower or any Restricted Subsidiary, any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof and any issuance of Capital Stock of any Restricted Subsidiary).  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Restricted Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Eligible Assignee”:  any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided that neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee.

“Embargoed Person”: as defined in Section 7.19.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates).  In the event that the rate referenced in the preceding sentence is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the Loans for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

; provided however, in no event shall the Eurodollar Rate be less than 3.00%.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under the Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date.

“Event of Default”:  any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal quarter of Borrower, the excess, if any, of Consolidated EBITDA for such fiscal quarter over the sum, without duplication:

(i) the aggregate amount actually paid by Borrower and the Restricted Subsidiaries during such fiscal quarter on account of Consolidated Capital Expenditures to the extent paid in cash and permitted hereunder (excluding the principal amount of any Loan incurred in connection with such expenditures), plus

(ii) Consolidated Cash Interest Expense for such fiscal quarter, plus

(iii) provisions for taxes based on income payable in cash by Borrower and the Restricted Subsidiaries in respect of such fiscal quarter, plus

(iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Loans) of Borrower and the Restricted Subsidiaries made during such fiscal quarter (or other period) (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), plus

(v) to the extent permitted under Section 7.6, cash dividends (or an equivalent amount in connection with restricted stock units) in an amount not to exceed $0.10 per share per quarter which are declared by Borrower during such fiscal quarter, plus

(vi) to the extent permitted under Section 7.6, taxes that are due in connection with the vesting of restricted stock units and stock grants to officers, directors and employees of Borrower and its Subsidiaries that are (A) in accordance with a plan approved by its respective Board of Directors, and (B) in the ordinary course of business, which are paid by Borrower during such fiscal quarter, except to the extent such payments are deducted in the calculation of Consolidated EBITDA, plus

(vii) Investments permitted by Section 7.8(k) (to the extent paid in cash and up to an aggregate amount not to exceed $10,000,000) and made during such fiscal quarter.

“Excess Cash Flow Application Date”:  as defined in Section 2.6(b).

“Exchange Rate”: on any date when an amount expressed in a currency other than Dollars is to be determined, the nominal rate of exchange of Administrative Agent (or another financial institution selected by the Administrative Agent and reasonably acceptable to Borrower) in the New York foreign exchange market for the sale of such currency in exchange for Dollars at 12:00 Noon, Pacific time, one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

“Excluded Perfection Assets”:  (i) any equipment that is covered by a certificate of title, (ii) any foreign intellectual property, (iii) any deposit account or securities account of a Loan Party used solely for payroll, payroll taxes and other employee wage and benefit payments, (iv) deposit accounts or securities accounts of the Loan Parties that in the aggregate contain less that than $1,000,000, (v) assets subject to Liens permitted by Sections 7.3(c), (d), (g), (q) and (r) and (vi) any other assets as to which the Administrative Agent shall determine in their reasonable discretion that the cost of obtaining or perfecting such lien on such assets is excessive in relation to the benefits to Lenders of the security afforded thereby.

“Excluded Subsidiaries”:  UNOL Intermediate, Inc., Target and their respective Subsidiaries; provided that Classmates and its Subsidiaries will be an Excluded Subsidiary upon the consummation of the Classmates IPO.

“Executive Order”:  as defined in Section 4.23(a).

“Executive Orders”:  as defined in Section 7.19.

“Facility”:  the Commitments and the Loans made thereunder.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“Fee Letter”:  the letter agreement dated July 2, 2008 among the Borrower and the Administrative Agent.

“First Priority”:  with respect to any Lien created in any Collateral pursuant to any Security Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to Section 7.3) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to Section 7.3) to which such Collateral is subject.

 “Foreign Subsidiary”:  any Restricted Subsidiary of Borrower that is not a Domestic Subsidiary.

“Funded Debt”:  as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”:  the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b).  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”:  any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”:  the collective reference to Borrower and its Subsidiaries (other than the Excluded Subsidiaries).

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”:  any Subsidiary Guarantor.

“Guarantors”:  the collective reference to the Subsidiary Guarantors.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business) which is due more than six months from the date of incurrence of the obligation in respect thereof, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (except where the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) all obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  The amount of any Indebtedness that is only recourse to specific assets of Borrower and/or the Restricted Subsidiaries (and not to Borrower or any Restricted Subsidiary generally) shall be deemed to be equal to the lesser of (x) the principal amount of such Indebtedness and (y) the fair market value of the assets of Borrower and/or the Restricted Subsidiaries to which such Indebtedness has recourse.  The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnitee”:  as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  as defined in the Guarantee and Collateral Agreement.

“Intellectual Property Security Agreement”:  any patent, copyright or trademark security agreement to be executed and delivered by the Borrower or a Subsidiary Guarantor in favor of the Administrative Agent.

“Interest Payment Date”:  (a) as to any ABR Loan, the first Business Day of each month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M., Pacific time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period under the Facility that would extend beyond the date final payment is due on the Loans (in the case of Loans);

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”:  as defined in Section 7.8.

“Lenders”:  as defined in the preamble hereto.

“Lien”:  any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Security Documents, the Notes, the Fee Letter and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Mandatory Prepayment Date”:  as defined in Section 2.6(c).

“Material Adverse Effect”: (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, liabilities (actual or contingent), or financial condition of Borrower and the Restricted Subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents taken as a whole, or of the ability of the Borrower and the Guarantors to satisfy the Obligations under any Loan Document; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower and the Guarantors of the Loan Documents, taken as a whole, to which it is a party.

“Materials of Environmental Concern”:   any substance, material or waste that is defined, regulated, governed or otherwise characterized under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity and radiofrequency radiation at levels known to be hazardous to human health and safety.

“Maturity Date”:  August 10, 2012.

“Merger Agreement”:  as defined in the recitals.

“Merger Sub”:  as defined in the preamble hereto.

“Moody’s”:  Moody’s Investors Service, Inc.

“Mortgaged Properties”:  the real properties as to which, pursuant to Section 6.11(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Excluded Taxes”:  as defined in Section 2.14(a).

“Non-U.S. Lender”:  as defined in Section 2.14(d).

“Note”:  a promissory note in the form of Exhibit G, as it may be amended, supplemented or otherwise modified from time to time.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower or any other Loan Party to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant hereto) or otherwise.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 10.6(c).

“Patriot Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Act”: the Pension Protection Act of 2006.

“Pension Funding Rules”: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Single Employer Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date as to such Plan of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act  and, thereafter, Section 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Permitted Acquisition”:  as defined in Section 7.8(k).

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral”:  collectively, the “Pledged Stock” and “Pledged Notes” as defined in the Guarantee and Collateral Agreement and any foreign pledge agreement.

“Preferred Stock”:  the preferred Capital Stock of the Borrower.

“Prime Rate”:  the rate of interest per annum announced from time to time by SVB as its prime rate in effect at its principal office in the State of California (the Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors).

“Projections”:  as defined in Section 6.2(b).

“Properties”:  as defined in Section 4.17(a).

“Purchaser Material Adverse Effect”:  has the meaning set forth in the Merger Agreement.

“Register”:  as defined in Section 10.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Related Parties”:  with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.

“Required Lenders”:  at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, controller, senior vice president finance or other similar officer of the Borrower or a Subsidiary Guarantor, as applicable, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer, controller, senior vice president finance or other similar officer of the Borrower or a Subsidiary Guarantor, as applicable.

“Restricted Subsidiary”: means each of Borrower’s Subsidiaries, other than an Excluded Subsidiary.

“Restricted Payments”:  as defined in Section 7.6.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“S&P”:  Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”:  any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“Secured Parties”:  the collective reference to the Administrative Agent and the Lenders.

“Securities Act”:  the Securities Act of 1933, as amended from time to time and any successor statute.

“Securities Account”: an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Representations”:  the representations and warranties contained in Section 4.4 (other than the third sentence thereof), Section 4.11, the first and second sentence of Section 4.14, Section 4.18 and Section 4.19.

“Subordinated Indebtedness”:  any Indebtedness that has been subordinated to all of the Obligations pursuant to a written agreement or written terms acceptable to the Administrative Agent.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower or Guarantor.

“Subsidiary Guarantor”:  each Domestic Subsidiary of the Borrower; provided that an Excluded Subsidiary shall not be deemed to be a Subsidiary Guarantor or otherwise be required to guarantee the Obligations of Borrower.

“Surety Indebtedness”:  as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from bid, performance or surety bonds or letters of credit supporting such bid, performance or surety obligations issued on behalf of Borrower and the Restricted Subsidiaries as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by Borrower and the Restricted Subsidiaries.

“SVB”:  as defined in the preamble hereto.

“Swap Agreement”:  (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.

“Synthetic Lease Obligation”:  the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target”:  as defined in the preamble hereto.

“Term Percentage”:  as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Uniform Commercial Code” or “UCC”:  the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“United States”:  the United States of America.

1.2  Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time and (vi) references to persons shall include such person’s successors and assigns.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determination of required actions or circumstances depends upon compliance with, or is determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the applicable Exchange Rate with respect to the date of such transaction or determination or the date Borrower or any of its Subsidiaries enters into a definitive agreement with respect to a transaction (as determined by Borrower) and shall not be affected by subsequent fluctuations in the Exchange Rate.  For purposes of determining compliance with any Dollar denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the applicable Exchange Rate with respect to the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated based on the applicable Exchange Rate with respect to the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the Dollar- equivalent principal amount of such refinancing Indebtedness does not exceed the Dollar-equivalent principal amount of such Indebtedness being refinanced (plus the amount of interest, fees and expenses associated therewith).  Notwithstanding any other provision of this Agreement, (i) the maximum amount of Indebtedness that Borrower or any Subsidiary may incur shall not be deemed to be exceeded solely as a result of fluctuations in the Exchange Rate, (ii) this provision shall not apply to the calculation of Consolidated EBITDA, the Consolidated Leverage Ratio or the Consolidated Fixed Charge Coverage Ratio, and (iii) in the event that the Dollar-equivalent principal amount of Indebtedness that Borrower and its Subsidiaries has incurred exceeds the maximum amount of permitted Indebtedness under any clause of subsection 7.1 at any time as a result of fluctuations in the applicable Exchange Rate, no additional Indebtedness (other than the refinancing of existing Indebtedness as provided above) may be incurred under such clause until such maximum amount is no longer exceeded.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1  Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make a Loan to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Lender.  The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7.

2.2  Procedure for Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, one Business Day prior to the anticipated Closing Date (with originals to follow within 30 days)) requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed.  Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof.  Not later than 12:00 P.M., Pacific time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan or Loans to be made by such Lender.  The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds or make such amounts available to Borrower at such account as Borrower has provided in the notice referred to above.

2.3  Repayment of Loans.  Beginning on December 31, 2008, the Loans of each Lender shall be repaid on consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount

The last day of each calendar quarter commencing December 31, 2008 through the Maturity Date	$3,750,000

To the extent not previously paid, all Loans shall be due and payable on the Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

2.4  Loan Fees, etc.   The Borrower agrees to pay to Silicon Valley Bank the fees in the amounts and on the dates as set forth in the Fee Letter with Silicon Valley Bank and to perform any other obligations contained therein.

2.5  Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M., Pacific time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 10:00 A.M., Pacific time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid; provided that if such notice indicates that all or a portion of such prepayment will be funded from an incurrence of Indebtedness, issuance of Capital Stock or Disposition, such notice may be withdrawn by notice from the Borrower to the Administrative Agent  (in which case no amounts specified in such notice will be due and payable) in the event such incurrence of Indebtedness, issuance of Capital Stock or Disposition does not occur on or prior to the date specified for such prepayment.  Partial prepayments of Loans shall be in an aggregate principal amount of at least $1,000,000.

2.6  Mandatory Prepayments.

(a)           Upon the consummation of the Classmates IPO, an amount equal to: (i) the greater of (x) 50% of the net cash proceeds received by the Borrower in connection with the Classmates IPO and (y) $30,000,000 shall be applied on the date of the Classmates IPO toward the prepayment of the Loans and other amounts as set forth in Section 2.6(c).

(b)           If, for any fiscal quarter of Borrower beginning with the fiscal quarter ending March 31, 2009, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 50% of such Excess Cash Flow toward the prepayment of the Loans and other amounts as set forth in Section 2.6(c).  Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than 45 days after each fiscal quarter end for the first three fiscal quarters and 90 days in the case of the fourth quarter of any fiscal year end.  Notwithstanding the foregoing and without duplication under the definition of Excess Cash Flow, the amount of Loans required to be repaid pursuant to this clause (b) for any fiscal quarter shall be reduced on a dollar for dollar basis by the amount of optional prepayments of Loans made pursuant to Section 2.5 during such fiscal quarter.

(c)           Amounts to be applied in connection with prepayments made pursuant to Section 2.6 shall be applied, to the prepayment of the Loans in accordance with Section 2.12(b) (unless otherwise agreed to in writing by and among Lenders); (provided that any Lender may decline any such prepayment (collectively, the “Declined Amount”), in which case the Declined Amount shall be distributed to the prepayment, on a pro rata basis, of the Loans held by Lenders that have elected to accept such Declined Amounts.  Each prepayment of the Loans under Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15.  The Borrower shall deliver to the Administrative Agent and each Lender notice of each prepayment of Loans in whole or in part pursuant to Section 2.6(d) not less than three (3) Business Day prior to the date such prepayment shall be made (each, a “Mandatory Prepayment Date”).  Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the aggregate amount of such prepayment and (iii) the option of each Lender to (x) decline its share of such prepayment or (y) accept Declined Amounts.  Any Lender that wishes to exercise its option to decline such prepayment or to accept Declined Amounts shall notify the Administrative Agent by facsimile not later than the Mandatory Prepayment Date.

(d)           The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.6, a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment or reduction (and the Administrative Agent shall promptly provide the same to each Lender).  Each notice of prepayment shall specify the prepayment or reduction date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

2.7  Conversion and Continuation Options.

(a)           The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 A.M., Pacific time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 A.M., Pacific time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.8  Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a multiple thereof and (b) no more than 10 Eurodollar Tranches shall be outstanding at any one time.

2.9  Interest Rates and Payment Dates.

(a)           Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)           Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)           (i)  If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the Facility plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.9(c) shall be payable from time to time on demand.

2.10  Computation of Interest and Fees.

(a)           Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.11  Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)           The Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market,

adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           The Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the Facility to Eurodollar Loans.

2.12  Pro Rata Treatment and Payments.

(a)           Each borrowing by the Borrower from the Lenders hereunder, shall be made pro rata according to the respective Term Percentages of the relevant Lenders.

(b)           Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.  The amount of each principal prepayment of the Loans shall be applied to reduce the remaining installments of the Loans in the inverse order of maturity.  Except as otherwise may be agreed by the Borrower and the Required Lenders, any prepayment of Loans shall be applied first to the then outstanding ABR Loans to the full extent thereof before application to Eurodollar Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.15. Amounts prepaid on account of the Loans may not be reborrowed.

(c)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 A.M., Pacific time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)           Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.13  Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.14 and changes in the rate of tax on the overall net income or franchise taxes of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)           If any Lender requests compensation under this Section 2.13, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if Borrower exercises its replacement rights under Section 10.1(c), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Section 10.6), all of its interest, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.6(b)(ii)(B);

(ii)           such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder as of the date of such assignment and under the other Loan Documents (including any amounts under Section 2.15);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)          such assignment does not conflict with applicable Requirements of Law.

2.14  Taxes.

(a)           All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, additions to tax or penalties applicable hereto) (collectively “Taxes”), excluding (i) income, franchise, or similar Taxes imposed on (or measured by) the net income, net profits or capital of the Administrative Agent or any Lender (a) by any Government Authority under the laws of which any such Lender is organized, has its principal office, maintains its applicable lending office, or otherwise engages in business, or (b) by any Government Authority as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), and (ii) any branch profits taxes imposed upon the Administrative Agent or any Lender by any jurisdiction in which Borrower is located (other than any such taxes imposed solely based on the Administrative Agent or any Lender having executed, delivered or performed its obligations or received a payment under or enforced this Agreement or any other Loan Document) (“Non-Excluded Taxes”).  If any such

Non-Excluded Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to ensure that, after making the required deductions or withholdings the Administrative Agent or such Lender, as the case may be, receives on the due date a net amount equal to the sum it would have received had no such deduction or withholding been required or made, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes that (i) are imposed on amounts payable to such Lender at the time it becomes a party to this Agreement (or designates a new lending office other than at the Borrower’s request) or (ii) are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e) or (f) of this Section, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, the Borrower shall (i) notify Administrative Agent of any such requirement as soon as Borrower becomes aware of it; and (ii) after the due date of any such payment and upon the written request of Administrative Agent, shall deliver a certified copy of an original official receipt received by the Borrower showing payment thereof or such other documentation reasonably satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties paid by the Administrative Agent or any Lender as a result of any such failure.

(d)           Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents (or otherwise indicate that no such exemption or reduction is applicable).  Such forms (and any other forms prescribed by applicable law to enable the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, if any) shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that in the case of a Lender that is not entitled to an exemption from or reduction of any Non-U.S. withholding tax as described in this paragraph, no such documentation is required to be delivered.

(f)            If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)           The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15  Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (excluding loss of anticipated profit) that such Lender actually sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Subject to the foregoing, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16  Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or 2.14(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or 2.14(a).

2.17  Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

SECTION 3.  INTENTIONALLY BLANK

SECTION 4.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1  Financial Condition.

(a)           The audited consolidated balance sheets of the Borrower as of December 31, 2007, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, LLP present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The audited statements of income of the Borrower for the fiscal years ended on December 31, 2005, December 31, 2006 and December 31, 2007 present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the results of its operations (on a consolidated basis) for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower as at March 31, 2008, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  Except with respect to any Obligations and the obligations to acquire Target, no Group Member has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from December 31, 2007 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property.

4.2  No Change.  Since December 31, 2007, there has been no Material Adverse Effect.

4.3  Existence; Compliance with Law.  Each Group Member (a) except as permitted by Section 7.4, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, limited partnership or other entity power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

4.4  Power, Authorization; Enforceable Obligations.  Each Loan Party has the corporate, limited partnership or other entity power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except for any of the foregoing which has previously been obtained or made.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5  No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

4.6  Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7  No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Event of Default has occurred and is continuing.

4.8  Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, good title to, or a valid leasehold interest in, or license to use, all its other property, in each case, as would not result in a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9  Intellectual Property.  Each Group Member owns, or is licensed to use, all Intellectual Property used in the conduct of its business as currently conducted except where the failure to own such Intellectually Property or such license would not reasonably be expected to have a Material Adverse Effect.  No claim has been asserted in writing and is pending by any Person against any Group Member challenging or questioning such Group Member’s use of Intellectual Property or the validity or effectiveness of such Group Member’s Intellectual Property (other than routine office actions in the course of prosecution of applications to register Intellectual Property), nor does the Borrower know of any valid basis for any such claim, unless such claim would not reasonably be expected to have a Material Adverse Effect.  To the Borrower’s knowledge, the use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement would not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of the Borrower, threatened to such effect which would reasonably be expected to result in a Material Adverse Effect.

4.10  Taxes.  (a) Each Group Member has filed or caused to be filed all material Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes (i) currently payable without penalty or (ii) the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); and (b) no material tax Lien has been filed (other than in respect of taxes not yet due and payable). Borrower is not aware of any material written tax assessment against any Group Member that is not being contested in good faith and by appropriate proceedings.

4.11  Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12  Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13  ERISA.  Neither a Reportable Event or, with respect to a Single Employer Plan, a failure to make any required material contribution (including any required installment) under the Pension Funding Rules, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. Each Plan sponsored, maintained or contributed to by Borrower that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such plan is so qualified or may rely on an opinion letter issued by the Internal Revenue Service that such plan is so qualified, and nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualified status of such plan in any material respect.  No distress termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under all Single Employer Plans (based on those assumptions used to fund each such Plan) do not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such each Plan allocable to such accrued benefits by more than $2,000,000.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan during the past five years, that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  To the knowledge of the Borrower, no such Multiemployer Plan is in Reorganization or Insolvent and there has been no determination that any Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA.  Neither the Borrower nor any Commonly Controlled Entity has engaged in a “prohibited transaction”, as defined in Section 406 of ERISA and Section 4975 of the Code, in connection with any Plan, that could reasonably be expected to subject the Borrower to a material tax or penalty by under Section 502(i) of ERISA or Section 4975 of the Code.  Except to the extent required by Section 4980B of the Code or similar state law, as of the date hereof, the present value of the Liability to provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee, officer or director of the Borrower pursuant to any Plan sponsored, maintained or contributed to by Borrower does not exceed $2 million.

4.14  Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness. No Loan Party is subject to regulation under the Energy Policy Act of 2005 or the Federal Power Act or under any other federal or state statute or regulation in a manner, in each case, which limits its ability to incur Indebtedness or which otherwise renders all or any portion of the Obligations unenforceable.

4.15  Subsidiaries.   (a) Schedule 4.15 sets forth, as of the Closing Date, the name and jurisdiction of organization of each Restricted Subsidiary and, as to each such Restricted Subsidiary, the percentage of each class of Capital Stock owned by Borrower or any Restricted Subsidiary as of the Closing Date, and (b) as of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents.

4.16  Use of Proceeds.  The proceeds of the Loans shall be used to finance a portion of the Acquisition, to repay certain indebtedness of the Target and its Subsidiaries and to pay related fees and expenses and for general working capital needs and other general corporate purposes (including making Investments to the extent permitted hereunder and Permitted Acquisitions).

4.17  Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           to the knowledge of the Borrower, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)           no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)           to the knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)           no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)           to the knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)            the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)           no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18  Accuracy of Information, etc.  (i) All written information, other than the Financial Projections (as defined below), forward looking information and information of a general economic or industry nature, which has been made available to Administrative Agent or the Lenders by Borrower or any of its representatives in connection with the transactions contemplated by this Agreement or the other Loan Documents (the “Information”) was, as of the date such Information was provided, when taken as a whole, complete and correct in all material respects did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made, and (ii) all financial projections concerning the Borrower and the Restricted Subsidiaries that have been or are hereafter made available to Administrative Agent or the Lenders by Borrower or any of its representatives in connection with the transactions contemplated by this Agreement or the other Loan Documents (the “Financial Projections”) were prepared in good faith based upon assumptions that were believed by the preparer thereof to be reasonable at the time made, it being understood and agreed that the Financial Projections are not a guarantee of financial performance and actual results may differ from the Financial Projections and such differences may be material.

4.19  Security Documents.

(a)           The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.   In the case of the Pledged Stock as defined in the Guarantee and Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the California UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are to be delivered to the Administrative Agent, in the case of any Securities Account or Deposit Account of the Borrower or Subsidiary Guarantor (as applicable), upon effectiveness of appropriate Control Agreements in accordance with Section 6.11 with respect thereto, and in the case of the other Collateral constituting personal property described in the Guarantee and Collateral Agreement which may be perfected through the filing of a UCC financing statement, when financing statements and other filings (when filed in accordance with Section 6.11) specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).  As of the Closing Date, none of the Capital Stock of the Borrower or any Restricted Subsidiary that is a limited liability company or partnership is a Certificated Security.

(b)           Each of the Mortgages, if any, delivered after the Closing Date will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage).

4.20  Solvency.  The Loan Parties, taken as a consolidated group, after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith are Solvent.

4.21  Designated Senior Indebtedness.  The Loan Documents and all of the Obligations shall be deemed “Designated Senior Indebtedness” or a similar concept thereof for purposes of any Subordinated Indebtedness (if such concept is applicable therein) of the Loan Parties.

4.22  Brokerage Commissions.  No Person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement (other than fees paid to SVB).

4.23  Anti-Terrorism Laws.

(a)           None of the Group Members and, to the knowledge of the Group Members, none of their respective Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           None of the Group Members and, to the knowledge of the Group Members, none of their respective Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)            a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a Person or entity that is a Designated Person.

(c)           No Group Member or, to the knowledge of any Group Member, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 5.  CONDITIONS PRECEDENT

5.1  Conditions to Extension of Credit.  The agreement of each Lender to make the Loans requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Loan Documents.  The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders, an Addendum, executed and delivered by the Administrative Agent, Holdings, the Borrower and each Person listed on Schedule 1.1, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower, Holdings and each Subsidiary Guarantor, (iii) the Fee Letter executed and delivered by the Borrower and Silicon Valley Bank, (iv) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party, (v) the Intellectual Property Security Agreements, executed and delivered by the applicable Loan Parties, and (vi) the other fully executed Loan Documents (including without limitation, the Security Documents).

(b)           Financial Statements.  The Lenders shall have received (i) an audited consolidated financial statements of the Borrower as of December 31, 2005, December 31, 2006 and December 31, 2007, and (ii) unaudited interim balance sheet of the Borrower as of March 31, 2008 and the related unaudited interim statements of income and cash flows of the Borrower for the fiscal quarter then ended.

(c)           [Reserved].

(d)           [Reserved].

(e)           Fees.  The Lenders, the Administrative Agent shall have received all fees required to be paid, and all expenses required to be paid hereunder for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f)            Closing Certificate; Certified Certificate of Organization; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the

Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation or other similar organizational document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and the bylaws or other similar organizational document of each Loan Party, and (ii) a long form good standing certificate (to the extent available) for each Loan Party from its jurisdiction of organization.

(g)           Legal Opinions.  The Administrative Agent shall have received the executed legal opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Borrower and the Subsidiary Guarantors, in a form reasonably satisfactory to the Administrative Agent (and such local counsel as may be necessary in jurisdictions other than Delaware and New York).  Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(h)           Pledged Stock; Stock Powers.  The Administrative Agent shall have received the certificates (other than the certificates representing the shares of the Capital Stock of United Online Software Development Private Limited and MyPoint.com Japan Co., Ltd.) representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(i)            Filings.  Each Uniform Commercial Code financing statement required in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein (and which is capable of being perfected through the filing of a Uniform Commercial Code financing statement), prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing.

(j)            Solvency Certificate.  The Administrative Agent shall have received a solvency certificate in form and substance reasonably satisfactory to the Administrative Agent, from the chief financial officer or treasurer of Borrower certifying that the Borrower and its Restricted Subsidiaries, on a consolidated basis, after giving effect to the transactions contemplated hereby, are Solvent.

(k)           Patriot Act.  The Administrative Agent shall have received, prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(l)            Insurance.  The Administrative Agent shall have received insurance certificates in a form reasonably satisfactory to the Administrative Agent.

(m)          Adjusted OIBDA.  The Borrower shall deliver to the Administrative Agent a Closing Date Certificate signed by the Borrower’s chief financial officer, demonstrating in reasonable detail that adjusted OIBDA (calculated in a manner consistent with Borrower’s prior practices) of the Borrower and the Restricted Subsidiaries for the most recently completed trailing four quarter period ended prior to the Closing Date for which financial statements are available of not less than $100,000,000.

(n)           No Purchaser Material Event of Default.  Since December 31, 2007, no Purchaser Material Adverse Effect has occurred.

(o)           Representations and Warranties.  The Specified Representations shall be true, correct and complete in all material respects (provided that if such Specified Representation is qualified as to materiality, such Specified Representation shall be required to be true and correct) on and as of the Closing Date except to the extent such Specified Representations specifically relate to an earlier date, in which case such Specified Representations shall have been true, correct and complete in all material respects on and as of such earlier date (provided that, if a Specified Representation as of an earlier date is qualified as to materiality, such Specified Representation shall be required to be true and correct as of such earlier date).

SECTION 6.  AFFIRMATIVE COVENANTS

Borrower hereby agrees that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, the Borrower shall and shall cause each Restricted Subsidiary to:

6.1  Financial Statements.  Furnish to the Administrative Agent, for distribution to each Lender:

(a)           as soon as available, but in any event within 75 days after the end of each fiscal year of Borrower, a copy of the unaudited consolidating and consolidated balance sheet of Borrower and its Restricted Subsidiaries (excluding, for the avoidance of doubt, the Excluded Subsidiaries) as at the end of such year, the related unaudited consolidating and consolidated statement of income and unaudited consolidated statements of cash flows of Borrower and its Restricted Subsidiaries (excluding, for the avoidance of doubt, the Excluded Subsidiaries) for such year, certified by a Responsible Officer as being fairly stated in all material respects and derived from the consolidated financial statements as of such date and for such period of the Borrower and its Subsidiaries; and

(b)           as soon as available, but in any event within 45 days after the end of each fiscal quarter of Borrower (other than the last fiscal quarter of any fiscal year), commencing with the fiscal quarter ended September 30, 2008, a copy of the unaudited consolidating and consolidated balance sheet of Borrower and its Restricted Subsidiaries (excluding, for the avoidance of doubt, the Excluded Subsidiaries) as at the end of such quarter, the related unaudited consolidating and consolidated statement of income and unaudited consolidated statement of cash flows of Borrower and its Restricted Subsidiaries (excluding, for the avoidance of doubt, the Excluded Subsidiaries) for such quarter certified by a Responsible Officer as being fairly stated in all material respects and derived from the consolidated financial statements as of such date and for such period of the Borrower and its Subsidiaries.

All such financial statements shall be complete and correct in all material respects and shall be derived from the financial statements of the Borrower and its Subsidiaries.

6.2  Certificates; Other Information.  Furnish to the Administrative Agent, for distribution to each Lender:

(a)           Within 50 days after the end of the first three fiscal quarters of each fiscal year (90 days after the end of each fiscal year), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii), (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Section 7.1 as of the last day of the fiscal quarter or fiscal year of Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any material Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(b)           as soon as available, and in any event no later than 90 days after the end of each fiscal year of Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated and consolidating income statement and balance sheet of Borrower and the Restricted Subsidiaries (excluding, for the avoidance of doubt, the Excluded Subsidiaries) as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the material underlying assumptions applicable thereto), and, promptly following their becoming available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Responsible Officer has no reason to believe that such Projections are based on unreasonable assumptions as of the date of such Projections; it being recognized by Lenders that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the Projections;

(c)           within five days after the same are sent, copies of all material financial statements and material reports that any Subsidiary Guarantor or the Borrower sends to all of the holders of any class of its debt securities or public equity securities that are not filed with the SEC;

(d)           upon request by the Administrative Agent, within five days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that could reasonably be expected to have a Material Adverse Effect on the operations of the Group Members; and

(e)           promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3  Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations (including all taxes, assessments and governmental charges or levies imposed upon the Collateral) of whatever nature, except where the failure to do so would not result in a Material Adverse Effect or where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4  Maintenance of Existence; Compliance.  (a) (i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all commercially reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) prevent any of the Governmental Approvals from being revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term to the extent such revocation, rescission, suspension, modification or nonrenewal has, or could reasonably be expected to have, a Material Adverse Effect.

6.5  Maintenance of Property; Insurance.  (a) To the extent commercially reasonable, keep all property necessary in its business in good working order and condition, ordinary wear and tear, force majeure and other unforeseen events excepted and (b) maintain with financially sound and reputable insurance companies property and liability insurance in at least such amounts and against at least such risks as are usually insured against by companies engaged in the same or a similar business.

6.6  Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct (in all material respects) entries in conformity in all material respects with GAAP and all Requirements of Law shall be made of material dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time (and at the Loan Parties’ expense, which expenses shall in no event exceed $7,500 per inspection if no Event of Default has occurred and is continuing) and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (in which such officers and representatives of Group Members may be present).  Such inspections shall not exceed once per year, unless an Event of Default has occurred and is continuing.

6.7  Notices.  Promptly give notice to the Administrative Agent of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           upon any Responsible Officer becoming aware of the same, any litigation or proceeding affecting any Group Member and which Group Member has received service of process (i) in which the liability of the Loan Parties would, in the reasonable judgment of Borrower, be expected to exceed $2,500,000, (ii) in which injunctive or similar relief is sought and which could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d)           the following events, as soon as possible and in any event within thirty (30) days after any Responsible Officer knows thereof:  (A) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan, any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, the determination that any Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Code or Section 305 of ERISA, the adoption of any new Single Employer Plan by Borrower or any Commonly Controlled Entity, the adoption of any amendment to a Single Employer Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or the commencement of contributions by Borrower or any Commonly Controlled Entity to any Plan that is subject to the Pension Funding Rules, or (B) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan;

(e)           any other development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(f)            copies of all information required to be reported to the PBGC under Section 4010 of ERISA and such other documents or governmental reports of filings relating to any Plan as the Administrative Agent shall reasonably request; and

(g)           promptly following any request therefore, copies of any documents or notices described in Sections 101 (k) or (l) of ERISA that any Borrower or any Commonly Controlled Entity has received with respect to any Multiemployer Plan; provided, that if any Borrower or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Borrower or Commonly Controlled Entity shall, upon request from the Administrative Agent, promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly upon receipt thereof.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.8  Environmental Laws.

(a)           Comply with, and use reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except in any such case to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except in any such case to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.9  Operating Accounts.  Subject to SVB providing reasonable terms, maintain the Borrower’s and the Subsidiary Guarantors’ primary depository and operating accounts with SVB and SVB’s Affiliates.

6.10  [Reserved].

6.11  Additional Collateral, etc.

(a)           With respect to any property (to the extent included in the definition of Collateral) owned after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Sections 7.3 (c), (d), (g), (q) and (r)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all reasonable actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in such property (other than Excluded Perfection Assets), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b)           With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Sections 7.3(g) or (q)), promptly (i) execute and deliver a First Priority Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent), and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)           With respect to any new Domestic Subsidiary created or acquired after the Closing Date by Borrower or any Subsidiary Guarantor (which, for the purposes of this Section 6.11(c), shall include any Restricted Subsidiary that ceases to be a Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary Guarantor, as applicable, (iii) cause such new Subsidiary (a) to become a party to the Guarantee and Collateral Agreement and (b) to take such actions reasonably necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected First Priority security interest in the Collateral (other than Excluded Perfection Assets) described in the Guarantee and Collateral Agreement, with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (c) to deliver to the Administrative Agent a certificate of such Subsidiary, in a from reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments as to such Subsidiary’s organizational documents, incumbency and resolutions authorizing such Subsidiary to enter into the Guarantee and Collateral Agreement, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions with relating to the matters described above, which opinion shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)           With respect to any new Foreign Subsidiary created or acquired and directly held by Borrower or a Subsidiary Guarantor after the Closing Date, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected First Priority security interest in 66% of the total outstanding voting Capital Stock of such new Subsidiary, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or any Subsidiary Guarantor, as applicable, and take such other action as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.  Notwithstanding the foregoing, if any of the foregoing actions would subject any Group Member to any material tax, cost or expense in relation to the benefit afforded thereby, as reasonably determined by the Required Lenders the obligation of the Group Member to take such actions shall be inapplicable.

(e)           Upon Administrative Agent’s reasonable request, the Loan Parties shall use commercially reasonable efforts (which shall not require any Group Member to agree to any modification to any lease or to payment of any fees in excess of $2,500) to obtain a landlord’s agreement or bailee letter reasonably satisfactory in form and substance to the Administrative Agent, as applicable, from the lessor of each leased property, including with respect to Borrower’s 21301 Burbank Boulevard, Woodland Hills, California 91367 location, or bailee with respect to any warehouse, processor or converter facility or other location where material Collateral is stored or located, excluding co-location facilities.

(f)            To the extent not satisfied prior to the Closing Date, not later than the date that is 45 days (or if foreign regulatory or governmental approvals or processes make the satisfaction of this requirement commercially impracticable within the specified period, such longer period as is reasonably necessary to satisfy such requirements) after the Closing Date (or such longer period as Administrative Agent may agree), Borrower shall take or cause to be taken all such actions, executed and delivered or cause to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of Administrative Agent, desirable in order to perfect Administrative Agent’s (for the benefit of Lenders) First Priority security interest in the entire personal and mixed property Collateral (other than Excluded Perfection Assets), including without limitation, Control Agreements (in form and substance reasonably satisfactory to the Administrative Agent) with respect to the Deposit Accounts and Securities Accounts).

SECTION 7.  NEGATIVE COVENANTS

The Borrower hereby agrees that, until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, the Borrower shall not, nor permit any Restricted Subsidiary to, directly or indirectly:

7.1  Financial Condition Covenants.

(a)           Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as at the last day of any period of four consecutive quarters of Borrower ending in any period set forth below to be less than the ratio set forth below opposite such quarter:

Fiscal Quarter	Consolidated Fixed Charge Coverage Ratio

September 30, 2008 and each quarter thereafter	1.50

(b)           Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive quarters of Borrower ending in any period set forth below to exceed the ratio set forth below opposite such quarter:

Fiscal Quarter	Consolidated Leverage Ratio

September 30, 2008 and each quarter thereafter	1.25

(c)           Consolidated EBITDA.  Permit Consolidated EBITDA as at the last day of any period of four consecutive quarters of Borrower ending in any period set forth below to be less than the amount set forth below opposite such quarter:

Fiscal Quarter	Consolidated EBITDA

September 30, 2008 and each quarter thereafter	$100,000,000 adjusted to $50,000,000 upon the Classmates IPO

7.2  Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party pursuant to any Loan Document;

(b)           Indebtedness of (i) the Borrower or any Subsidiary Guarantor to any other Loan Party, or (ii) any Foreign Subsidiary of the Borrower to any other Foreign Subsidiary of the Borrower;

(c)           Guarantee Obligations of any Loan Party in respect of Indebtedness otherwise permitted by this Section 7.2;

(d)           Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof);

(e)           Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof except to the extent of interest, fees and premiums relating to such Indebtedness or such refinancing, refunding, renewal or extension);

(f)            Surety Indebtedness;

(g)           additional Indebtedness of Borrower or any Restricted Subsidiaries in an aggregate principal amount (for Borrower and all Restricted Subsidiaries) not to exceed $5,000,000 at any one time outstanding;

(h)           Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(i)            Indebtedness permitted by Section 7.8;

(j)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of incurrence;

(k)           other unsecured Subordinated Indebtedness; provided, however, that (i) the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 7.1 after giving effect to the incurrence of such Subordinated Indebtedness and (ii) no Default or Event of Default shall exist immediately prior to the incurrence of such Subordinated Indebtedness or would result therefrom;

(l)            Indebtedness of any Person that becomes a Subsidiary of the Borrower in a Permitted Acquisition (or Indebtedness assumed at the time, and as a result, of a Permitted Acquisition), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower, and any related refinancing, refunding, renewal or extension of such Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding; provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

(m)          Indebtedness incurred in connection with letters of credit issued to support the obligations referred to in Sections 7.3(c) and (d), obligations under leases and other obligations (excluding debt for borrowed money) in each case incurred in the ordinary course of business;

(n)           Indebtedness of any Person in connection with Swap Agreements permitted by Section 7.12; and

(o)           Borrower or any Restricted Subsidiary may become and remain liable with respect to Indebtedness consisting of insurance premium financing.

Any Indebtedness of any Loan Party to its employees, directors and officers of any Group Member shall be subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms reasonably acceptable to the Administrative Agent.

7.3  Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)           Liens for taxes, assessments or governmental charges or levies not yet due or delinquent or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Borrower and the Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)           carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s, workmen’s, suppliers’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation or Liens to secure letters of credit issued to support obligations relating to workers’ compensation, insurance and other social security legislation;

(d)           deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (or Liens to secure letters of credit issued for such purpose);

(e)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances or minor title deficiencies incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower and the Restricted Subsidiaries;

(f)            Liens in existence on the date hereof listed on Schedule 7.3(f) (and replacements of such Liens), securing Indebtedness permitted by Section 7.2(d); provided that no such Lien is spread to cover any additional property after the Closing Date (other than accessions thereto) and that the amount of Indebtedness secured thereby is not increased;

(g)           Liens securing Indebtedness of Borrower or any Restricted Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets (as any Liens securing any such Indebtedness which has been refinanced); provided that (i) such Liens shall be created substantially simultaneously with or within ninety days after the acquisition of such fixed or capital assets (or substantially concurrently with any refinancing (including successive refinancings) of Indebtedness originally incurred for such purpose), (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (as refinanced from time to time) (and accessions thereto) and (iii) in the case of a refinancing, the amount of Indebtedness secured thereby is not increased except to the extent of interest, fees and premiums relating to the Indebtedness refinanced and such refinancing Indebtedness;

(h)           Liens created pursuant to the Security Documents;

(i)            any interest or title of a lessor, lessee or licensor under any lease or license entered into by Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed;

(j)            Liens in respect of judgments that do not constitute a Default or Event of Default under Section 8(h) of this Agreement;

(k)           Liens not otherwise permitted by this Section so long as the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto does not exceed (as to Borrower and the Restricted Subsidiaries) $1,000,000 at any one time;

(l)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(m)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business in accordance with the past practices of such Group Member;

(n)           bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, bank accounts, securities accounts and operating account arrangements, including those involving pooled accounts and netting arrangements;

(o)           licenses of intellectual property or intellectual property rights granted by any Group Member in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Group Members;

(p)           the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q)           Liens securing assets subject to capital lease or purchase money security interests in respect of Indebtedness permitted under Section 7.2(l) in an aggregate principal amount not to exceed $2,500,000; and

(r)            Liens on cash collateral (or cash equivalents) in respect of Indebtedness permitted under Section 7.2(m).

7.4  Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)           any Subsidiary of the Borrower or any Subsidiary Guarantor may be merged or consolidated with or into the Borrower or any Subsidiary Guarantor (provided that the Borrower or such Subsidiary Guarantor shall be the continuing or surviving corporation);

(b)             any Foreign Subsidiary of the Borrower may be merged or consolidated with or into another Foreign Subsidiary of the Borrower;

(c)           the Borrower or any Subsidiary of Borrower may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation, dissolution or otherwise), or (ii) in the case of a Foreign Subsidiary of the Borrower, to another Foreign Subsidiary of the Borrower (upon liquidation, dissolution or otherwise);

(d)           any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation; and

(e)           Dispositions permitted by Section 7.5 may be made.

7.5          Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           the Disposition of obsolete, worn out, used or surplus property in the ordinary course of business and the abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of the Group Members taken as a whole;

(b)           the sale of inventory in the ordinary course of business;

(c)           Dispositions permitted by Section 7.4(c);

(d)           the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e)           the sale or issuance of any Foreign Subsidiary’s Capital Stock to any Group Member;

(f)            the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(g)           the licensing of patents, trademarks, copyrights, and other intellectual property rights;

(h)           the Disposition of other property sold at fair market value not to exceed $10,000,000 during the term of this Agreement;

(i)            leases of real or personal property in the ordinary course of business; and

(j)            Dispositions of delinquent accounts (including settlements thereof) in the ordinary course of business; and

(k)           Disposition of Swap Agreements.

7.6  Restricted Payments.  Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness of Borrower or any Subsidiary (secured or unsecured), declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Borrower or any Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)           (i) any Subsidiary of Borrower may make Restricted Payments to the Borrower or any Subsidiary Guarantor or (ii) any Foreign Subsidiary of the Borrower may make Restricted Payments to any other Foreign Subsidiary of the Borrower, or (iii) Borrower or any Subsidiary Guarantor may purchase or otherwise acquire Capital Stock of any Subsidiary of Borrower, or (iv) any Foreign Subsidiary of Borrower may purchase or otherwise acquire Capital Stock of any Foreign Subsidiary of Borrower or (v) any Subsidiary of Borrower may pay dividends or distributions to the holders of its Capital Stock on a pro rata basis;

(b)           so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase common stock or common stock options from present or former directors, officers or employees of any Group Member upon the death, disability, retirement, severance or termination of employment of any such director, officer or employee, in each case, in accordance with a plan approved by its respective Board of Directors, provided, that the aggregate amount of payments under this clause shall not exceed $2,000,000 during any fiscal year of Borrower; provided further that that no more than $250,000 of such $2,000,000 shall be used in connection with the purchase of common stock or common stock options in connection with the severance or termination (other than as a result of death, disability or retirement) of any directors, officers or employees of any Group Member;

(c)           the Borrower may (i) declare and pay quarterly dividends up to $0.20 per share with respect to its outstanding common stock (and an equivalent amount with respect to restricted stock units) so long as (x) no Default or Event of Default shall have occurred and be continuing when such dividend is declared, (y) the Borrower shall be in compliance with Section 7.1 at the time such dividend is declared for the most recently ended fiscal quarter for which financial results have been provided under Section 6.1, calculated to give pro forma effect to such dividend (so long as such dividend is paid within 45 days of the date of declaration thereof) and (z) a Responsible Officer has certified, to the best of such Responsible Officer’s knowledge in their capacity as an officer, the conditions in clauses (x) and (y) above; (ii) pay taxes that are due on behalf of officers, directors and employees in connection with the vesting of restricted stock units and stock grants to its employees and taxes with respect to dividends (or dividend equivalent payments) to holders of restricted stock units in accordance with a plan approved by its respective Board of Directors and in the ordinary course of business; (iii) convert vested restricted stock units into common stock to the extent deemed a stock repurchase; and (iv) make Restricted Payments deemed to occur upon exercise of stock options including the settlement of such options net of the exercise price thereof;

(d)           the Borrower may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required therein and subject to the subordination provisions contained in the documents in connection therewith pursuant to which such Subordinated Indebtedness was issued and the Borrower may repay or redeem Subordinated Indebtedness with the proceeds of Subordinated Indebtedness issued to refinance such Subordinated Indebtedness; and

(e)           Investments permitted under Section 7.8 may be consummated as Restricted Payments.

7.7  Reserved.

7.8  Investments.  Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           Investments in cash and Cash Equivalents;

(c)           Guarantee Obligations permitted by Section 7.2;

(d)           loans and advances to employees, directors and officers of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses);

(e)           intercompany Investments by (i) any Group Member in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor, (ii) any Foreign Subsidiary of the Borrower to any other Foreign Subsidiary of the Borrower, (iii) Borrower or any Restricted Subsidiary in UNOL Intermediate, Inc. or any of its Subsidiaries in an amount outstanding not to exceed $15,000,000 (excluding the acquisition of Target) on a trailing 12 month basis so long as no Default or Event of Default shall have occurred and be continuing (including pro forma compliance with the financial covenants set forth in Section 7.1 to give effect to such Investment) after making such Investment, and (iv) Borrower or any Subsidiary Guarantor in any Restricted Subsidiary that is not a Subsidiary Guarantor in an aggregate amount not to exceed $7,500,000 at any time outstanding;

(f)            Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(g)           Investments received in settlement of amounts due to Borrower or any Restricted Subsidiary effected in the ordinary course of business paid to Borrower or any Restricted Subsidiaries as a result of Insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or the Restricted Subsidiaries, or upon the settlement of delinquent accounts and disputes with customers or suppliers;

(h)           in addition to Investments otherwise expressly permitted by this Section, Investments (other than Investments in any Excluded Subsidiaries) by Borrower or any Restricted Subsidiaries in an aggregate amount outstanding not to exceed $5,000,000 during the term of this Agreement;

(i)            Investments outstanding on the date hereof and listed on Schedule 7.8(i);

(j)            any Group Member may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility, insurance premium and other similar deposits in the ordinary course of business;

(k)           acquisitions by the Borrower or any Restricted Subsidiary of all of the outstanding Capital Stock of Persons or of assets constituting an ongoing business (each a “Permitted Acquisition”) in an amount not to exceed $30,000,000 (plus any equity of the Borrower issued in connection with such Permitted Acquisition and proceeds of equity issued by the Borrower after the Closing Date) in the aggregate during the term of this Agreement; provided that not more than $7,500,000 (plus any equity of the Borrower issued in connection with such Permitted Acquisition and proceeds of equity issued by the Borrower after the Closing Date) of such Permitted Acquisition is made by a Subsidiary other than the Borrower or a Subsidiary Guarantor or is an acquisition of a foreign Person or is a business engaged in business activities not conducted primarily within the United States; provided further that (i) each such Permitted Acquisition is of a Person or ongoing business engaged in business activities in which the acquiror is permitted to engage pursuant to Section 7.16; (ii) any domestic Person so acquired complies with the other requirements of Section 6.11 and the Security Documents are satisfied within the applicable time periods set forth therein; and (iii) no Default or Event of Default has occurred or is continuing both before and after giving effect to such Permitted Acquisition and after giving effect to each such Permitted Acquisition, the Loan Parties shall be in pro forma compliance with the covenants and agreements set forth in this Agreement (including Section 7.1);

(l)            Investments in UNOLA Corp. to finance the transactions contemplated by the Merger Agreement, including the payment of consideration to Target’s shareholders, the refinancing, repayment, purchase or defeasance of Indebtedness of Target and its Subsidiaries to provide working capital to Target on the date of the Acquisition and to pay fees and expenses related to the Merger, the financings related to the Merger and the repurchase and defeasance of Indebtedness in connection therewith; and

(m)          Investments in connection with the acquisition of a company previously disclosed to the Administrative Agent (redacted for confidentiality purposes) in an aggregate amount not to exceed $1,000,000.

The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; provided that the amount of any Investment shall be reduced by the amount of all cash payments received with respect thereto, whether as principal, interest, dividends, repayments or otherwise.

7.9  Optional Payments and Modifications of Certain Preferred Stock and Debt Instruments.  (a)  Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (i) that would move to an earlier date the scheduled redemption date or increase the amount of any scheduled redemption payment or increase the rate or move to an earlier date any date for payment of dividends thereon or (ii) that would be otherwise materially adverse to any Lender or any other Secured Party; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Indebtedness permitted by Section 7.2 that would shorten the maturity (to a date earlier than 90 days following the Maturity Date) or increase the amount of any payment of principal (to a date earlier than 90 days following the Maturity Date) thereof or the rate of interest thereon prior to a date earlier than 90 days following the Maturity Date or shorten any date for payment of interest thereon

(to a date earlier than 90 days following the Maturity Date) or that would be otherwise materially adverse to any Lender or any other Secured Party.

7.10  Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Restricted Subsidiary) unless such transaction is upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a)           Investments permitted by Section 7.8;

(b)           Restricted Payments permitted by Section 7.6;

(c)           indemnification payments (including reimbursement of fees and expenses) to officers, directors, employees or consultants of Borrower or any of its Subsidiaries);

(d)           employment agreements, employee benefit plans, officer or director indemnification agreements or any similar arrangements entered into by Borrower or any of its Subsidiaries in the ordinary course of business;

(e)           marketing, advertising and cross promotional arrangements regarding the promotion and sale of products and services of Borrower or any of its Subsidiaries, on one side, and the promotion and sale of products and services of (x) Target or any of is Subsidiaries, on the other side or (y) following a Classmates IPO, Classmates or any of its Subsidiaries, on the other side;

(f)            agreements among Borrower and its Subsidiaries with respect to good faith allocations of expenses relating to, and cost sharing arrangements relating to, general and administrative matters;

(g)           transactions involving consideration of $2,000,000 in the aggregate or less per annum;

(h)           any tax sharing agreements entered by a Group Member with any of its direct or indirect Subsidiaries; provided that all such agreements allocate among the parties thereto proportionately each such party’s relative contribution to Borrower’s consolidated tax liabilities; and

(i)            the existence of, or performance by Borrower or any of its Subsidiaries of its obligations under the terms of the Merger Agreement as in existence on the date hereof.

7.11  Sale Leaseback Transactions.  Enter into any Sale Leaseback Transaction.

7.12  Swap Agreements.  Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which Borrower or any Restricted Subsidiary has actual exposure and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Borrower or any Restricted Subsidiary.

7.13  Changes in Fiscal Periods.  Permit the fiscal year of Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.14  Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreements evidencing Indebtedness secured by Liens permitted hereunder, (d) provisions restricting Liens on assets of and interests in joint ventures, (e) customary restrictions and conditions contained in any agreement governing Indebtedness or Liens permitted under Sections 7.3(c), 7.3(d), 7.3(f), 7.3(q) and 7.3(r), (f) customary restrictions on the assignment of leases, licenses and other agreements, (g) any agreement (i) prohibiting only the creation of Liens securing Subordinated Indebtedness or (ii) containing an “equal and ratable” clause, and (h) any agreement evidencing an asset sale, as to the assets being sold.

7.15  Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Restricted Subsidiary, (b) make loans or advances to, or other Investments in, the Borrower or any Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(a)           any restrictions existing under the Loan Documents;

(b)           any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(c)           customary restrictions on the assignment of leases, licenses and other agreements;

(d)           any restriction with respect to any Liens permitted hereunder or any other Loan Document;

(e)           as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets;

(f)            encumbrances or restrictions relating to joint ventures; and

(g)           restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby.

7.16        Lines of Business.  Enter into any principal line of business, either directly or through any Restricted Subsidiary, except for those businesses in which Borrower or any Subsidiary is engaged on the date of this Agreement or that are reasonably related or ancillary thereto.

7.17  Amendments to Organizational Agreements and Material Contracts.  No Loan Party shall terminate, amend, supplement or otherwise modify any of its organizational documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Equity Interests described in the Guarantee and Collateral Agreement as a “security” under

Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Equity Interests to the Administrative Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, supplements or other modifications or such new agreements which are not materially adverse to the interests of the Lenders.

7.18  Anti-Terrorism Law.  Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person, (ii) knowingly deal in, or otherwise knowingly engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or knowingly conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and each of the Group Members shall deliver to the Lenders any certification or other evidence requested from time to time by Administrative Agent in its reasonable discretion, confirming the Group Members’ compliance with this Section 7.18).

7.19  Embargoed Person.  Fail to ensure that none of the funds or assets of the Group Members that are used to repay the Obligations shall, to the knowledge of any Group Member, constitute property of, or shall be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC, and/or to the knowledge of any Group Member, as of the date thereof, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C.  §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C.  App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in any Group Member (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”).

7.20  Anti-Money Laundering.  No Group Member shall knowingly use any funds derived from any unlawful activity to repay the Loans or other Obligations, the repayment of which causes the making of the Loans to violate any Requirement of Law.

SECTION 8.  EVENTS OF DEFAULT

8.1  Events of Default.    If any of the following events shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)           any representation or warranty made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c)           any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to any Guarantor and the Borrower only), Section 6.7(a) or Section 7 of this Agreement; or

(d)           any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days thereafter; or

(e)           (i) any Group Member shall default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation with respect to Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) any Group Member shall default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which a Loan Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) under such Swap Agreement as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as so defined); or (iv) any Group Member shall default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem (excluding any such purchase, redemption or offer relating to asset sales) or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided, that a default, event or condition described in clause (i), (ii), (iii) or (iv) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii), (iii) or (iv) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(f)            (i)  any Group Member shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i)  any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standards under the Pension Funding Rules, whether or not waived in accordance with the Pension Funding Rules, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i)            any of the Security Documents shall cease, for any reason, to be in full force and effect (except in accordance with the terms thereof and hereof), or any Loan Party shall so assert, or any material Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority (subject to Liens permitted hereunder) purported to be created thereby; or

(j)            the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (except in accordance with the terms thereof and hereof), to be in full force and effect or any Loan Party shall so assert; or

(k)           a Change of Control shall occur; or

then, and in any such event, subject to the agreements set forth in the Side Letter between Borrower and SVB dated July 3, 2008 (the “Side Letter”), (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and (b) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.  THE ADMINISTRATIVE AGENT

9.1  Appointment and Authority.

(a)           Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the

Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)           The provisions of Section 9 (excluding Section 9.9) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

9.3  Exculpatory Provisions.  The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)           be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)           have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4  Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, any Guarantor or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6  Non-Reliance on the Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7  Indemnification.  Each of the Lenders agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by any Guarantor, the Borrower or any other Loan Party and without limiting the obligation of any Guarantor, the Borrower or any other Loan Party to do so, according to its Term Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Term Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8  Agent in Its Individual Capacity.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9  Successor Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right subject to the prior approval of Borrower, unless an Event of Default has then occurred and is continuing, to appoint a successor acceptable to the Borrower, which shall be a bank with an office in the State of California, or an Affiliate of any such bank with an office in the State of California.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the retiring Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

SECTION 10.  MISCELLANEOUS

10.1  Amendments and Waivers.

(a)           Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any scheduled amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)), in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (D) amend, modify or waive the pro rata requirements of Section 2.12 in a manner that adversely affects Lenders without the written consent of each Lender directly affected thereby; or (E) amend, modify or waive any provision of Section 9 without the written consent of the affected Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)           Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower, (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(c)           If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.1, the consent of the Required Lenders is obtained but the consent of one or more of such Lender whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.13(d) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.  Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

10.2  Notices.  All notices, requests and demands (including with respect to Collateral and prepayments) to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	United Online, Inc. 21301 Burbank Boulevard Woodland Hills, California 91367 Attention: Chief Financial Officer Facsimile No.: (818) 287-3011 Email: SRay@corp.untd.com

Administrative Agent:	Silicon Valley Bank 5820 Canoga Avenue, #210 Woodland Hills, California 91367 Attention: Mark Turk Facsimile No.: (818) 340-0395 Email: mturk@svb.com

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

10.3  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4  Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5  Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable, documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the applicable  Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) which do not constitute Non-Excluded Taxes or Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses (other than losses on the trading value of the Loans), damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless or whether any such matter is initiated by a third party, the Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, or breach of the terms of the Loan Documents by such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Restricted Subsidiaries not to assert, and hereby waives and agrees to cause its Restricted Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee (except those resulting from the gross negligence or willful misconduct of such Indemnitee, or breach of the terms of the Loan Documents by such Indemnitee).  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6  Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)           (i)            Subject to the conditions set forth below in Section 10.6(b)(ii), any Lender may assign to one or more banks, mutual funds or financials institutions or entities (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)          the Administrative Agent (such consent not to be unreasonably withheld or delayed);

(B)           the Borrower (such consent not be unreasonably withheld or delayed); provided that the consent of the Borrower shall not be required to any assignment (i) during the continuance of any Default or Event of Default, or (ii) to a Lender or an Affiliate of a Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount), unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           the parties to each assignment of all or a portion of any Commitment or Loans shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, payable by the assigning or assignee Lender as they shall mutually agree; and

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(D)          Any assignment or participation (or prospects thereof) prior to the earlier to occur of (i) 90 days following the date of the Acquisition and (ii) the termination of the Merger Agreement shall be coordinated with Wells Fargo Bank, National Association.

For the purposes of this Section 10.6, the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to Section 10.6(b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(c).

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and Participants, and the

Commitments of, and principal amount of the Loans owing to, each Lender or Participant pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.6(b) and any written consent to such assignment required by Section 10.6(b) (in each case to the extent required), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)          (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1(a) and (2) directly affects such Participant.  Subject to Section 10.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits and subject to the obligations of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Notwithstanding anything to the contrary herein, a Participant shall not be entitled to any of the benefits provided in this paragraph until such time that the name and address of such Participant has been recorded in the Register as provided in clause (iv) above.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.13,  2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.14 unless such Participant complies with Section 2.14(d) and (e).

(c)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(d)           The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6(d) above.

(e)           Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Loans; and (iii) it will make or invest in its Commitments and Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Loans within the meaning of the Securities Act or the Securities Exchange Act of 1934, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments and Loans or any interests therein shall at all times remain within its exclusive control).

10.7  Adjustments; Set-off.

(a)           Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under the Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of  the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10  Integration.  This Agreement, the Side Letter and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

10.12  Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)           submits to the exclusive jurisdiction of the State and Federal courts in the Northern District of the State of California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Administrative Agent or such Lender;

(b)           expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waives any objection that they may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court;

(c)           waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(d)           TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVES THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL;

(e)           WITHOUT INTENDING IN ANY WAY TO LIMIT ANY PARTY’S AGREEMENT TO WAIVE ITS RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, agrees that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the Borrower, the Administrative Agent and the Lenders (or, if they cannot agree, by the Presiding Judge in the Northern District of the State of California) appointed in accordance with

California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in the Northern District of the State of California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the in the Northern District of the State of California for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies in each case to the extent under the Loan Documents and applicable law.  The private judge shall also determine all issues relating to the applicability, interpretation and enforceability of this paragraph; and

(f)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13  Acknowledgements.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14  Releases of Guarantees and Liens.

(a)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the consummation of any transaction not prohibited by any Loan Document (including any sale or other disposition of Collateral or sale of Capital Stock of a Guarantor) or that has been consented to in accordance with Section 10.1, Administrative Agent’s security interest in such Collateral or the Guarantee Obligation of such Subsidiary Guarantor, as applicable, shall be automatically released without any further act or action by Administrative Agent or the Lenders simultaneously with the consummation of such sale or other disposition; provided however, in connection therewith, a Loan Party may not file a termination or release, as applicable, without the Administrative Agent’s authorization, which shall be provided upon such Loan Party’s request and at such Loan Party’s expense.  The Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any other action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (1) in respect of any transaction not prohibited by any Loan Documents (including any sale or disposition of Collateral or sale of Capital Stock of a Guarantor) or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.14(b) and (c) below.

(b)           At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the consummation of the Classmates IPO, Classmates and its Subsidiaries shall be automatically released from the Loan Documents and shall have no further liability thereunder.  The Guarantee Obligations of Classmates and its Subsidiaries under the Loan Documents shall automatically be released and all Liens granted by Classmates and its Subsidiaries to secure the Obligations or under any Loan Document shall automatically terminate.

(d)           The Administrative Agent agrees, for the benefit of the Borrower and its Subsidiaries, to take such actions, at the Borrower’s expense, as the Borrower may reasonably request, to terminate and release the Guarantee Obligations and Liens entitled to be terminated and released as provided in this Section 10.14 (and to evidence such termination and release), including filing UCC3 termination statements, terminating control agreements and taking such other actions as may be reasonably requested by the Borrower; provided however, in connection therewith, a Loan Party may not file a termination or release, as applicable, without the Administrative Agent’s authorization, which shall be provided upon such Loan Party’s request and at such Loan Party’s expense.

(e)           The Administrative Agent agrees to take such actions as the Borrower may reasonably request to release and terminate its Liens on any assets subject to Liens permitted under Sections 7.3(c), (d), (g), (q) and (r) (to the extent the Administrative Agent’s Lien is prohibited thereunder).

10.15  Confidentiality.  The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof (to the extent such affiliate is bound by the terms hereof), (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (to the extent such affiliate is bound by the terms hereof), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.16  Patriot Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.  The Borrower will, and will cause the Restricted Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

10.17  Publicity and Related Matters.  Borrower consents to the publication and use by SVB Financial Group and any of its member businesses and Affiliates of (i) Borrower’s name and logo and a hyperlink to Borrower’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Publicity Materials”) and (ii) Borrower’s name, trademarks and servicemarks in any news release concerning Borrower, provided, that Administrative Agent shall provide a draft of any such news release to Borrower prior to the release thereof for Borrower’s review and approval, such approval not to be unreasonably withheld.  Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston
Name: Mark R. Goldston
Title: Chief Executive Officer

[Signature Page to Credit Agreement]

SILICON VALLEY BANK,
as Administrative Agent and as a Lender

By:	/s/ Mark Turk
Name: Mark Turk
Title: Senior Relationship Manager

[Signature Page to Credit Agreement]